Exhibit 3.1

THE COMPANIES LAW OF THE CAYMAN ISLANDS (2007 REVISION)

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

IFM INVESTMENTS LIMITED

(Adopted by Special Resolution of the Shareholders on October 22, 2009)

1.	The name of the Company is IFM Investments Limited.

2.	The Registered Office of the Company shall be at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847GT, Grand Cayman, Cayman Islands, British West Indies or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(a)	(i)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

	(ii)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(b)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(c)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(d)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(f)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.

Except as prohibited or limited by law, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

The share capital of the Company is US $1,325,114.03 divided into 101,374,676 Ordinary Shares of a nominal or par value of US$0.01 each, 20,000,000 Series A Shares of a nominal or par value of US$0.01 each and 11,136,727 Series B Shares of a nominal or par value of US$0.01 each with the power, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2007 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preferred or otherwise shall be subject to the powers hereinbefore contained.

6.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (2007 Revision) and, subject to the provisions of the Companies Law (2007 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW OF THE CAYMAN ISLANDS (2007 REVISION)

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

IFM INVESTMENTS LIMITED

(Adopted by Special Resolution of the Shareholders on October 22, 2009)

Definitions

1. In these Articles, Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Additional Ordinary Shares” means all Ordinary Shares issued by the Company; provided that the term “Additional Ordinary Shares” does not include (i) any securities issued to employees, consultants, officers or directors of the Company pursuant to any stock option, share purchase, share bonus or other equity incentive plans, agreements or arrangements of the Company; (ii) securities issued upon conversion of the Preferred Shares or upon exercise of any outstanding warrants or options; (iii) securities issued in connection with any share split, share dividend, combination, recapitalization or other similar transaction of the Company; or (iv) any other security that is issued with the approval of a majority of the Board of Directors and each of the Investors’ Directors.

“Additional Series B SPA” means that certain Securities Purchase Agreement dated January 31, 2008 by and among the Company, Realogy and each of the Company Warrantors, the Founders, IFM Overseas, GL and GL Mauritius GS and Goldman Sachs Strategic Holdings Limited, as amended from time to time.

“Alternate Director” means an acting director appointed by a Director to temporarily perform his functions as a Director of the Company as described in Article 78.

“Amended 2006 ESOP” means the employee stock option plan which permits the issuance of up to 8,527,494 Ordinary Shares to key employees, officers, directors, consultants or other service providers of the Company.

“Ancillary Agreements” means, collectively, the Memo and Articles and the Right of First Refusal and Co-Sale Agreement.

“Annual Business Plan” means the annual business plan and budget prepared by the Company.

“Applicable Series” has the meaning set forth in Article 20.

“Articles” or “Articles of Association” means these Articles as originally framed or as from time to time altered by Special Resolution.

“Auditors” mean the persons who for the time being perform the duties of auditors for the Company.

“Automatic Conversion Event” has the meaning set forth in Article 17.

“Board of Directors” means the board of directors for the time being of the Company.

“Breach Notice” has the meaning set forth in Article 13(a).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in New York, Hong Kong and Beijing.

“Cendant Subfranchise Agreement” means that certain Restated Century 21 International Subfranchise Agreement for the Peoples Republic of China dated March 22, 2000 between Cendant Global Services B.V. and IFMCo, and as amended on October 4, 2005.

“Century 21 Marks and System” has the meaning as set forth in the Cendant Subfranchise Agreement.

“Closing for Series A Shares” means 10 am., on 24 August, 2006.

“Closing for Series B Shares” means 10 am., on 19 October, 2007.

“Combined Years 2/3 Milestone” means the Company’s combined average (arithmetic average) NPAT for the twelve (12) month periods ending on December 31,2008 and December 31, 2009 (“Combined Year 2/3”), which shall be no less than RMB89,210,000. The Company’s financial statements for purposes of the Year 2, Year 3 and Combined Years 2/3 Milestones shall be prepared in accordance with US GAAP and audited by a “Big Four” accounting firm reasonably acceptable to GS.

“Company” means the above-named IFM Investments Limited.

“Conversion Date” means the date specified in any notice served by a holder of Preferred Shares electing to convert such shares or the date on which automatic conversion is to occur in accordance with Article 17.

“Conversion Price” means the price at with each Ordinary Share shall be issued upon conversion of the Preference Shares without the payment of any additional consideration by the holders thereof, and initially means, with respect to the Series A Preference Shares US$1.10 per share, and with respect to the Series B Preference Shares US$3.7670 per share, each as adjusted pursuant to Articles 21 and 22 hereto.

“Conversion Shares” means Ordinary Shares issuable upon conversion of the Preferred Shares.

“Cooperation Agreement” means the Cooperation Agreement between IFMCo and IFM Beijing dated June 30, 2002 and its supplements and amendments dated January 10, 2003, December 10, 2005, and July 10, 2007.

“Directors” mean duly elected and incumbent members of the Board of Directors of the Company and each of them a “Director”.

“Dispute Notice” has the meaning set forth in Article 13(d).

“Dollars” or “US$” refers to the dollar currency of the United States of America and references to cents or ¢ should be construed accordingly.

“Effective Series A Conversion Price” means, with respect to any Ordinary Share Equivalent at a given time, an amount equal to the quotient of (i) the sum of any consideration, if any, received by the Company with respect to the issuance of such Ordinary Share Equivalent and the lowest aggregate consideration receivable by the Company, if any, upon the exercise, exchange or conversion of the Ordinary Share Equivalent over (ii) the number of Ordinary Shares issuable upon the exercise, conversion or exchange of the Ordinary Share Equivalent.

“Electronic Messaging” means the type of Electronic Record that is transmitted via an electronic network to the e-mail address of a person.

“Electronic Record” has the same meaning as in the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Exchangeable Note” means the Exchangeable Note issued by IFM Overseas to GL pursuant to the Note Purchase Agreement.

“Founders” means Mr. Donald Zhang and Mr. Harry Hang Lu.

“Genius” means Genius Nation Investment Limited, a company incorporated and existing under the laws of British Virgin Islands.

“Group Company” means each of IFM Overseas, the Company and Persons (other than a natural person) controlled by the Company, including without limitation, IFMCo, Genius, IFM Beijing, Shanghai Anshijie, the Shanghai Regional Subfranchisor, and each MMC Entity and NRT Entity, and “Group Companies” means each Group Company collectively taken together.

“Fully-Diluted Basis” means (i) the number of Ordinary Shares which would be outstanding if all securities convertible into or exchangeable or exercisable for Ordinary Shares held by all security holders, including without limitation any holder of options to purchase Ordinary Shares pursuant to the Amended 2006 ESOP, were converted or exchanged or exercised in full and (ii) as applied to a particular shareholder, the number of Ordinary Shares which would be held by such Shareholder if all securities convertible into or exchangeable or exercisable for Ordinary Shares held by such Shareholder were converted or exchanged or exercised in full.

“GS” means Goldman Sachs Strategic Investments (Asia) L.L.C. and any of its permuted assignees.

“GL” means GL Asia Mauritius II Cayman Ltd. and any of its permitted assignees.

“GL Mauritius” means GL Asia Mauritius II Ltd. and any of its permitted assignees.

“IFM Being” means Beijing IFM Franchise Consultant Co., Ltd.

“IFMCo” means IFM Company Ltd., a Cayman Islands company.

“IFM Overseas” means IFM Overseas Partners L.P., a Cayman Islands limited partnership acting by its general partner, IFM Overseas Limited.

“Intellectual Property” means any and all (i) rights to sub-license Century 21 Marks and System (as defined in the Cendant Subfranchise Agreement), (ii) the real estate agency information management system, or sales information system, including all upgrades thereto, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship, (iv) know-how, trade secrets and patents (including symbolic patents), (v) proprietary processes and operational procedures, (vi) trade names, trade dress, trademarks, and service marks, and registrations and applications therefor, and (vii) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

“Investors” means GS, GL and any of their permitted transferees and assignees.

“Investors’ Directors” means the Series A Directors and the Series B Director.

“IPO” means a firm-commitment underwritten initial public offering of the Company’s Ordinary Shares.

“Liquidation Preference” means the superior right holders of the outstanding Preferred Shares have in an event of liquidation, dissolution or winding-up of the Company as set forth in Article 127.

“Maxpro” means Maxpro International Enterprise, Inc., a New York corporation.

‘Member” shall bear the meaning ascribed to in the Statute.

“Memo and Articles” means the Memorandum of Association and Articles of Association as amended from time to time, pursuant to the laws of the Cayman Islands.

“MMC Business” means estate mortgage services, housing financial services, property evaluation services, guaranty, settlement and insurance service business in China conducted by the MMC Entities.

“MMC Entities” means one or more offshore holding companies, either directly or indirectly, wholly-owned by the Company, and one or more wholly foreign-owned enterprises owned by such holding companies, which will own and operate the MMC Business in China.

“Month” means calendar month.

“Note Purchase Agreement” means that certain Note Purchase Agreement dated September 11, 2007 by and among IFM Overseas and GL, as amended from time to time.

“NPAT” means audited consolidated net profit after tax.

“NRT Business” means the real estate brokerage business conducted in the PRC by the NRT Entities, which shall comply with the terms and conditions of the Cendant Subfranchise Agreement.

“NRT Entities” means one or more entities wholly owned by such entity approved by the Investors, in each case, and established or acquired in the PRC to own and operate the NRT Business, including without limitation Shanghai Ruifeng Real Estate Investment Consultant Co., Ltd. and Beijing Anxinruide Real Estate Agency Co., Ltd.

“Ordinary Shares” means ordinary shares in the capital of the Company of par value US$0.01 and having the rights provided for in these Articles.

“Ordinary Share Directors” means the four directors appointed by holders of a majority of the Ordinary Shares pursuant to Article 69.

“Ordinary Share Equivalents” has the meaning set forth in Article 20(b).

“Original Issue Date” means in relation to Preferred Shares, the first date on which any share of the applicable series of Preferred Shares are first issued by the Company.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Memo and Articles, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the islands of Taiwan.

“Preferred Shares” means the Series A Shares and Series B Shares.

“Preferred Share Percentage” means eighty percent (80%).

“Qualified Exchange” means (i) The New York Stock Exchange, the Nasdaq Global Select Market, or the Nasdaq Global Market or (ii) any other exchange of recognized international reputation and standing duly approved by the Board of Directors, including the affirmative vote of the Series A Directors and the Series B Director.

“Qualified IPO” means a firm commitment, underwritten registered IPO by the Company of its Ordinary Shares on either a Qualified Exchange or other internationally recognized, major stock exchange approved by, among others, the Series A Director and the Series B Director, that values the Company at no less than US$400,000,000 immediately after the IPO and that results in aggregate proceeds to the Company of at least US$100,000,000, net of Selling Expenses, as evidenced by the due execution of an underwriting or similar agreement in relation to the public offering.

“Realogy” means Realogy Corporation, a Delaware, U.S.A. corporation.

“Recapitalization” means any share split, share dividend, share combination or consolidation or other recapitalization in relation to the shares of the Company.

“Redemption Date” has the meaning set for in Article 13(a).

“Redemption Notice” has the meaning set for in Article 13(a).

“Redemption Request” has the meaning set for in Article 13(a).

“Regional Subfranchisor Equity Interests” means a 51% equity interest in IFM Beijing, a 51% equity interest in Shanghai Ya Ye Real Estate Agency Company Limited, a 15% equity interest in Shandong San Lian Real Estate Agency Company Limited, a 10% equity interest in Xiamen Shi Ji Tong He Real Estate Consulting Company Limited, a 10% equity interest in Nanjing Xin Cheng Shi Real Estate Consulting Company Limited, and a 10% equity interest in Shanxi Li De Industry Investment Co Ltd.

“Regional Subfranchisors” means Shanghai Ya Ye Real Estate Agency Company Limited Shandong San Lian Real Estate Agency Company Limited Xiamen Shi Ji Tong He Real Estate Consulting Company Limited Nanjing Xin Cheng Shi Real Estate Consulting Company Limited and Shanxi Li De Industry Investment Co Ltd.

“Registered Office” means the registered office for the time being of the Company.

“Right of First Refusal and Co-Sale Agreement” means the amended and restated right of first refusal and co-sale agreement entered into between the Company, the Founders, GS, GL, Realogy and IFM Overseas.

“RMB” means Renminbi, the legal currency of the PRC.

“Seal” means the common seal of the Company and includes every duplicate seal.

“Secretary” includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Selling Expenses” means, with respect to the issue or sale of any securities, any expenses payable directly or indirectly by the Company and any underwriting, brokerage or similar commissions, compensation, discounts or concessions paid or allowed by the Company in connection with such issue or sale.

“Series A Conversion Price” has the meaning set forth in Article 14, as adjusted pursuant to Articles 20 and 21.

“Series A Directors” means the two directors appointed by the holders of a majority of the Series A Shares pursuant to Article 69.

“Series A Original Purchase Price” means, with respect to the Series A Shares, US$1.10 per share.

“Series A Redemption Price” has the meaning set forth in Article 13(a).

“Series A Shares” means preferred shares in the capital of the Company of par value US$0.01, all of which are designated as Series A Shares issued subject to and in accordance with the Statute and these Articles and having the rights provided for in these Articles.

“Series A SPA” means that certain Stock Purchase Agreement dated December 19, 2005 by and among the Company, GS, each of the Company Warrantors (as set forth therein) and the Founders, and as amended from time to time.

“Series B Conversion Price” has the meaning set forth in Article 14, as adjusted pursuant to Articles 20 and 21.

“Series B Director” means the one director appointed by the holders of a majority of the Series B Shares pursuant to Article 69.

“Series B Original Purchase Price” means, with respect to the Series B Shares, US$3.7670 per share, provided that with respect to the Series B Shares purchased by Realogy pursuant to the Additional Series B SPA, the Series B Original Purchase Price means US$3.80 per share (together with the Series A Original Purchase Price, the “Original Purchase Price”).

“Series B Redemption Price” has the meaning set forth in Article 13(b).

“Series B Shares” means preferred shares in the capital of the Company of par value US$0.01, all of which are designated as Series B Shares issued subject to and in accordance with the Statute and these Articles and having the rights provided for in these Articles.

“Series B SPA” means that certain Securities Purchase Agreement dated September 11, 2007 by and among the Company, GL, GL Mauritius and each of the Company Warrantors (as set forth therein), the Founders, IFM Overseas, GS and Goldman Sachs Strategic Holdings Limited, as amended from time to time.

“Shanghai Anshijie” means Shanghai Anshijie Real Estate Investment Consultant Co., Ltd.

“Shanghai Regional Subfranchisor” means Shanghai Ya Ye Real Estate Agency Company Limited

“Special Resolution” has the same meaning as in the Statute and includes a resolution approved in writing as described herein.

“Statute” means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“US GAAP” means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

“Written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.

“Xinye” means Beijing Xin Ye Jia Yuan Real Estate Consulting Services Company Limited

“Year 2 Milestone” means the Company’s NPAT for the twelve (12) month period from January 1, 2008 to December 31, 2008 (“Year 2”) being no less than RMB56,770,000.

“Year 3 Milestone” means the Company’s NPAT for the twelve (12) month period from January 1, 2009 to December 31, 2009 (“Year 3”) being no less than RMB121,650,000.

Words importing the singular number include the plural number and vice versa.

Words importing the masculine gender include the feminine gender.

Words importing persons include corporations.

In these Articles, Section 8 of the Electronic Transactions Law (2003 Revision) shall not apply.

2. The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3. The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

Certificates for Shares

4. Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates shall be under seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled. The Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.

5. Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such lesser sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

Issue of Shares

6. At the date of the adoption of these amended and restated Articles, the Company is authorized to issue 101,374,676 Ordinary Shares and 31,136,727 preferred shares, 20,000,000 of which are designated Series A Shares and 11,136,727 of which are designated as Series B Shares.

(a) The powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect to the Ordinary Shares and the Preferred Shares shall be subject as herein provided on such other terms as the Directors think proper, provided that shares shall not be issued partly paid.

(b) Subject as herein provided (including without limitation Articles 11 and 12), all Shares in the Company for the time being unallotted and unissued shall be under the control of the Directors, who may allot, issue or grant options over or otherwise dispose of Shares of the Company with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise, and to such persons at such times and on such other terms as they think proper. All Shares shall be issued fully paid.

7. The Company shall maintain a register of its Members, and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within 30 days after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares provided that in respect of a share or shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

Transfer of Shares

8. The instrument of transfer of any shares shall be in writing and shall be executed by or on behalf of the transferor, and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9. The Directors may in their absolute discretion decline to register any transfer of Ordinary Shares. If the Directors refuse to register a transfer, they shall notify the transferee within 15 days of such refusal. The Directors shall register any transfer of Preferred Shares except where holders proposing or effecting the transfers of the Preferred Shares are subject to binding written agreements with the Company which restrict the transfer of the Preferred Shares held by such holders and such holders have not complied with the terms of such agreements or the restrictions have not been waived in accordance with their terms. Notwithstanding any provision to the contrary in these Articles, the Directors must register any transfer of Ordinary Shares requested by a mortgagee upon due and proper enforcement of its rights under a share mortgage.

10. The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than 30 days in any year.

Variation of Rights of Shares

11. Variation of Rights of Shares

(a) Except as provided elsewhere in these Articles, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may not, whether or not the Company is being wound-up, be varied without the consent in writing of the holders of a majority of the issued shares of that class, or the sanction of a resolution passed at a general meeting of the holders of the shares of that class; provided that if such variation has a negative material impact on the rights and privileges accruing to the Preferred Shares held by any holder of Preferred Shares and such impact is disproportionate to any negative material impact on the other holders of Preferred Shares, the approval of such disproportionately affected holder of Preferred Shares will be required;

(b) The rights attached to the Series A Shares may, whether or not the Company is being wound-up, only be varied with the prior written approval of the holders of at least two-thirds (66.667%) of the Series A Shares then outstanding. The rights attached to the Series B Shares may, whether or not the Company is being wound-up, only be varied with the prior written approval of the holders of at least two-thirds (66.667%) of the Series B Shares then outstanding; provided that if such variation has a negative material impact on the rights and privileges accruing to the Preferred Shares held by Realogy and such impact is disproportionate to any negative material impact on the other holders of the Series B Shares, the approval of Realogy will be required;

(c) For so long as any Preferred Shares remain outstanding, notwithstanding any other provision of these Articles and in addition to any other vote or consent required elsewhere in the Memo and Articles or by the Companies Law, the following acts of any Group Company shall require the prior written approval of the holders of at least a Preferred Share Percentage of the Preferred Shares then outstanding (where transactions below are denominated in U.S. currency, the equivalent RMB amount shall be calculated based on an exchange rate of US$1=RMB8.11):

(i) any amendment of the Memo and Articles or equivalent charter documents of any Group Company; provided that if such amendment has a negative material impact on the rights and privileges accruing to the Preferred Shares held by any holder of Preferred Shares and such impact is disproportionate to any negative material impact on the other holders of Preferred Shares, the approval of such disproportionately affected holder of Preferred Shares will be required;

(ii) any merger, consolidation or reorganization involving any Group Company (whether or not the Group Company is the surviving corporation), provided that if the terms of such merger, consolidation or reorganization have a negative material impact on the rights and privileges accruing to the Preferred Shares held by any holder of Preferred Shares and such impact is disproportionate to any negative material impact on the other holders of Preferred Shares, the approval of such disproportionately affected holder of Preferred Shares will be required;

(iii) any sale, mortgage, pledge, transfer, lease, exchange or other disposition of all or substantially all of the assets of any Group Company, including the disposition or exclusive license of any of the Company’s Intellectual Property (for the avoidance of doubt, this shall exclude the sublicensing of the Century 21 Marks and System to Territorial Subfranchisors (as defined in the Cendant Subfranchise Agreement) and to Group Company franchisees in the ordinary course of business but including any assignment, amendment, termination or variation of the Cendant Subfranchise Agreement and the Cooperation Agreement); the grant of rights to operate any Group Company, or transfer of any operating rights by any Group Company; liquidation of all or substantially all of any Group Company; winding-up of any Group Company; or a voluntary or involuntary dissolution, or revocation of voluntary dissolution (judicial or non-judicial), of any Group Company; provided that if the terms of any such transaction set forth in this clause (ii) have a negative material impact on the rights and privileges accruing to the Preferred Shares held by any holder of Preferred Shares and such impact is disproportionate to any negative material impact on the other holders of Preferred Shares, the approval of such disproportionately affected holder of Preferred Shares will be required;

(iv) any increase or decrease in the total number of directors comprising the Board of Directors of any Group Company;

(v) issuance or sale by any Group Company of any equity or debt securities other than (x) any issuance of Conversion Shares, (y) any grant of stock options under the Amended 2006 ESOP and (z) any issuance of Ordinary Shares upon exercise of such stock options;

(vi) creation, incurrence, assumption or permission to exist any mortgage, pledge, charge, lien or other encumbrance on all or substantially all of assets of any Group Company; and

(d) For the avoidance of doubt and notwithstanding anything to the contrary in the Memo and Articles, Realogy’s consent will not be required in the case of sale of all the Company’s shares or all or substantially all the assets of the Company under the circumstances set forth in Section 2.8 of the Right of First Refusal and Co-Sale Agreement.

12. Voting Rights.

(a) Subject to the provisions of the Memo and Articles, at all general meetings of the Company: (a) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, and (b) the holder of each Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Subject to provisions to the contrary elsewhere in the Memo and Articles, or as required by the Companies Law, the holders of Preferred Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Members.

(b) Protective Provisions. For so long as any Preferred Shares remain outstanding, in addition to any other vote or consent required elsewhere in the Memo and Articles or by the Companies Law, no Group Company shall take any of the following actions without the prior approval of the Board of Directors including in each case the affirmative vote (or written consent) of each of the Investors’ Directors (where transactions below are denominated in U.S. currency, the equivalent RMB amount shall be calculated based on an exchange rate of US$1=RMB8.11.

(i) repurchase or redemption of any debt or equity security; reclassification of issued securities; and increases, decreases or the alteration of the existing issued share capital of any Group Company; provided that if such transaction has a negative material impact on the rights and privileges accruing to the Preferred Shares held by any holder of Preferred Shares and such impact is disproportionate to any negative material impact on the other holders of Preferred Shares, the approval of such disproportionately affected holder of Preferred Shares will be required;

(ii) public offerings and/or registration of debt or equity securities of any Group Company other than those that validly result in a Qualified IPO, whether the sale of securities is made in connection therewith by such Group Company or by any shareholder of such Group Company; any action in preparation for an IPO, including without limitation the appointment of any investment bank or financial advisor in connection with any sale or IPO of any Group Company; or the granting of any registration rights with respect to any debt or equity securities of any Group Company;

(iii) declaration or payment of dividend by any Group Company before an IPO; provided that if such dividend is distributed or paid in such a manner as to have a negative material impact on the rights and privileges accruing to the Preferred Shares held by any holder of Preferred Shares and such impact is disproportionate to any negative material impact on the other holders of Preferred Shares, the approval of such disproportionately affected holder of Preferred Shares will be required;

(iv) sale of Ordinary Shares by IFM Overseas prior to an IPO, except for the transfer of Ordinary Shares to GL pursuant to the exercise of the Exchangeable Note;

(v) sale by any member of the management of any shares acquired through the exercise of options under the Amended 2006 ESOP before an IPO;

(vi) sale before an IPO by any other shareholder (excluding the Investors) of an amount of shares higher than 5% of the total issued number of shares at the Closing;

(vii) adoption, termination, or material amendment to the terms of the Amended 2006 ESOP or other stock option plan (including the number of shares reserved under such plans, vesting period, and exercise price of options), and any approval of grants on non-standard terms; provided that if such adoption, termination or material amendment has a negative material impact on the rights and privileges accruing to the Preferred Shares held by any holder of Preferred Shares and such impact is disproportionate to any negative material impact on the other holders of Preferred Shares, the approval of such disproportionately affected holder of Preferred Shares will be required;

(viii) any loans to any director, officer or employee by any Group Company;

(ix) any related party transaction by any Group Company (excluding transactions between entities owned or controlled by the Company which are (i) made in the ordinary course of business, and have a transaction amount of US$500,000 or less with such dollar amount to be cumulative within any given 12 month period between the same Group Company affiliates, (ii) are on arms-length terms and (iii) do not otherwise adversely affect the rights or interests of the holders of the Preferred Shares);

(x) incurrence of indebtedness, guarantee or creation of liability for borrowed money in excess of US$500,000 in the aggregate at any time by any Group Company;

(xi) purchase or lease by any Group Company of any real estate property, whether purchased or leased, valued in excess of US$100,000;

(xii) establishment by a Group Company of any subsidiaries, any acquisition by a Group Company of the assets or equity of another business entity in an amount in excess of US$500,000, and any establishment by any Group Company of a joint venture, partnership or strategic alliance with another business entity (including the establishment of MMC Entities, but excluding (i) the Company’s right to establish subsidiaries or acquire assets or equity of another business in connection with the NRT Businesses with a transaction amount of less than US$5 million, provided that such action (1) in each case is expressly budgeted for in the Company’s then applicable annual business plan and (2) does not otherwise adversely affect the rights or interests of holders of the Preferred Shares; and (ii) the Company’s investment in minority equity interests in the Regional Subfranchisors;

(xiii) purchase by any Group Company of listed or unlisted securities;

(xiv) change in the number of authorized Directors of the Board by any Group Company;

(xv) selection and change of the Auditors or any material change in accounting practices or policies of any Group Company;

(xvi) approval or adoption of any annual budget and any business plan, or any material amendment thereto or to the Annual Business Plan of any Group Company;

(xvii) any change to the scope of any Group Company’s business as described in any business plan;

(xviii) adoption or amendment of employment agreements with any of the Founders;

(xix) approval of each Group Company’s chief financial officer, and controller or financial manager;

(xx) the selection of, and any change in, any Person retained by the Company or any Group Company (other than employees hired thereby in the ordinary course) to provide tax advisory services thereto or to assist in the preparation of tax returns thereof;

(xxi) the entry into any transaction or series of related transactions by any of the Company or the Group Companies, or by any combination of the foregoing, which has the principal objective or effect of securing a tax benefit thereof; and

(xxii) the restructuring of any of the Company or the Group Companies, or of any combination of the foregoing, or of the business, operations or practices thereof, provided that if the terms of any such restructuring have a negative material impact on the rights and privileges accruing to the Preferred Shares held by any holder of Preferred Shares and such impact is disproportionate to any negative material impact on the other holders of Preferred Shares, the approval of such disproportionately affected holder of Preferred Shares will be required.

13. Redemption. Except as provided for in this Article 13, the Preferred Shares shall not be redeemable.

(a) Optional Redemption of Preferred Shares. At any time following the earlier of (i) the fifth anniversary following the date of the Closing for Series B Shares and in the event the Company has not been listed on a Qualified IPO or (ii) subject to Article 13(c), such time as the holders of not less the Preferred Share Percentage of the then outstanding Preferred Shares shall deliver notice in writing to the Company that the Company and/or its affiliates is in material breach of any of its representations, warranties or covenants under the Series A SPA, the Series B SPA, the Additional Series B SPA or the Ancillary Agreements (the “Breach

Notice”), the holders of the Preferred Share Percentage of the then outstanding Preferred Shares may, by written request to the Company (the “Redemption Request”), require that the Company redeem all, but not less than all, of the outstanding Preferred Shares in accordance with the following terms. A Redemption Request shall be given by hand or by mail to the registered office of the Company at least thirty (30) days prior to the date set forth therein on which the Preferred Shares are to be redeemed. Following receipt of the Redemption Request, the Company shall within ten (10) calendar days give written notice (the “Redemption Notice”) to each holder of record of Preferred Shares, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that a Preferred Share Percentage of the holders of the Preferred Shares have elected redemption of their Preferred Shares pursuant to the provisions of this Article 13(a), shall specify the redemption date, shall direct the holders of Preferred Shares to submit their share certificates to the Company on or before the scheduled redemption date and shall direct the holders of Preferred Shares who have not otherwise elected to redeem their Preferred Shares of the process whereby such other holders also may elect to redeem their Preferred Shares pursuant to the provisions of this Article 13(a). The redemption price for each Series A Share redeemed pursuant to this Article 13(a) shall be equal to one hundred fifteen percent (115%) of the Series A Original Purchase Price, plus all dividends accrued and unpaid with respect to such shares (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) (the “Series A Redemption Price”). The redemption price for each Series B Share redeemed pursuant to the provisions of this Article 13(a) shall be equal to one hundred fifteen percent (115%) of the Series B Original Purchase Price, plus all dividends accrued and unpaid with respect to such shares (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) (the “Series B Redemption Price”). The redemption of any Preferred Shares pursuant to this Article 13(a) will take place within thirty (30) days of the date of such Redemption Notice at the offices of the Company, or such earlier date or other place as the holders electing to redeem their Preferred Shares and the Company may mutually agree in writing (each a “Redemption Date”). At a Redemption Date, subject to applicable law, the Company will, from any source of assets or funds legally available therefor, redeem (i) each Series A Share that has been submitted for redemption by paying in cash therefor the Series A Redemption Price and (ii) each Series B Share that has been submitted for redemption by paying in cash therefore the Series B Redemption Price, in each case against surrender by such holder at the Company’s principal office of the certificate representing such share. From and after a Redemption Date, if the Company makes the Series A Redemption Price or Series B Redemption Price available to a holder of a Series A Share or a Series B Share, as applicable, all rights of the holder of such Series A Share or Series B Share (except the right to receive the Series A Redemption Price or the Series B Redemption Price, as applicable) will cease with respect to such Series A Share or Series B Share, as applicable, and such Series A Share or Series B Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(b) Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Article 13(a) is due are insufficient to pay in full all redemption payments to be paid at a Redemption Date, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due. Without limiting any rights of the holders of Preferred Shares which are set forth in the Memo and Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares. No Preferred Share acquired by the Company by reason of redemption, purchase conversion or otherwise shall be reissued.

(c) Dispute Resolution. In the event the Company provides written notice to the holders of not less than a Preferred Share Percentage of then outstanding Preferred Shares pursuant to Article 13(a) within twenty (20) calendar days of receiving a Breach Notice, contesting whether it and/or its affiliates have materially breached any of the representations, warranties or covenants under the Series A SPA, the Series B SPA, the Additional Series B SPA or the Ancillary Agreements and describing in reasonable detail the Company’s basis for its position (the “Dispute Notice”), then such dispute shall be resolved through consultation. Such consultation shall begin immediately upon receipt of the Dispute Notice by the holders of a Preferred Share Percentage of the then outstanding Preferred Shares. If within thirty (30) calendar days following the date on which such Dispute Notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration in accordance with Section 11.13 of the Series B SPA, upon the request of one party with notice to the other relevant party. If the arbitration tribunal determines that a material breach has occurred, then the redemption as described in Article 13(a), shall proceed immediately upon such determination. If the arbitration tribunal determines that no material breach has occurred, then the Company will not be obligated to proceed with such redemption.

Conversion of Preferred Shares

14. The holders of the Preferred Shares shall have the following rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares. Each holder of Preferred Shares shall be entitled to convert any or all of its Preferred Shares held by it at any time, without the payment of any additional consideration, into such number of fully paid Ordinary Shares per Preferred Share, determined as follows.

The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Preferred Share shall be:

(i) in respect of a conversion of any Series A Share, the quotient of the Series A Original Purchase Price divided by the then prevailing Conversion Price in respect of the Series A Shares (the “Series A Conversion Price”); and

(ii) in respect of a conversion of any Series B Share, the quotient of the Series B Original Purchaser Price divided by the then prevailing Conversion Price in respect of the Series B Shares (the “Series B Conversion Price”).

The initial Series A Conversion Price shall equal the Series A Original Purchase Price and the initial Series B Conversion Price shall equal the Series B Original Purchase Price. For the avoidance of doubt, the initial conversion ratio for Preferred Shares to Ordinary Shares shall be 1:1, subject to adjustments of the relevant Conversion Price, as set forth below. Such conversion shall be effected by the redemption of the Preferred Shares either at the Series A Original Purchase Price in respect of the Series A Shares, or Series B Original Purchase Price in respect of the Series B Shares, and the application of the proceeds thereof in consideration for the issue to the relevant holder of the appropriate number of Ordinary Shares at the relevant Conversion Price.

15. The holder of any Preferred Shares who desires to convert such shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares. Such notice shall state the number of Preferred Shares being converted. Thereupon, the Company shall promptly (and in any event within five (5) Business Days) issue and deliver to such holder at such office a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of Preferred Shares upon the conversion of such Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Preferred Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.

16. Upon conversion, all declared and unpaid share dividends on the Preferred Shares shall be paid in shares and all declared and unpaid cash dividends on the Preferred Shares, if any, shall be paid either in cash or by the issuance of further Ordinary Shares, at the option of the holders of the Preferred Shares, in accordance with the provisions of these Articles.

17. Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Preferred Share shall automatically be converted into the appropriate number of Ordinary Shares at the then prevailing Series A Conversion Price in respect of the Series A Shares or Series B Conversion Price in respect of the Series B Shares upon the earlier of the closing of: (i) a Qualified IPO, (ii) any other IPO approved by the Board of Directors including the approval of the Series A Directors and Series B Director, or (iii) the vote or written consent of the holders of more than a Preferred Share Percentage of the then outstanding Preferred Shares (voting together as a single class) (each of the events referred to in (i), (ii) and (iii) are referred to herein as an “Automatic Conversion Event”). Any conversion of Preferred Shares made pursuant to this Article shall be effected in accordance with the provisions of this Article and Article 14 hereof by the redemption of the requisite number of Preferred Shares and the issuance of the appropriate number of Ordinary Shares at the then prevailing Series A Conversion Price or Series B Conversion Price, as appropriate.

18. No fractions of Ordinary Shares shall be issued upon conversion of any Preferred Shares. The Company shall aggregate all fractional Ordinary Shares that would be issued to the holder of the Preferred Shares and shall issue the relevant whole number of Ordinary Share, rounded to the nearest whole share (with one-half being rounded upward).

19. In the event of an automatic conversion pursuant to Article 17, all outstanding Preferred Shares shall be converted automatically without any further action by the holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent in respect of such Preferred Shares. The Company will give notice of the automatic conversion to the holders of Preferred Shares within five (5) Business Days after the Conversion Date. The Company will not issue certificates in respect of any Ordinary Shares into which Preferred Shares have been converted upon automatic conversion unless the certificates in respect of the Preferred Shares so converted are either delivered to the registered office of the Company or to the office of its transfer agent in respect of such Preferred Shares or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

Adjustment of Conversion Price

20. The Conversion Price for all series of Preferred Shares shall be adjusted from time to time as provided below:

(a) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares (thereafter referred to as “Ordinary Share Equivalents”), the Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(c) Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(d) Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event pursuant to Article 127, then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

21. Special Adjustment to the Series A Conversion Price.

(a) Series A Conversion Price Adjustments of Preferred Shares for Certain Dilutive Issuances. The Series A Conversion Price for the Series A Shares Series shall be subject to adjustment from time to time as follows:

(i) Adjustment of Series A Conversion Price Upon Issuance of Shares Below Original Purchase Price. In the event that any time after the Original Issue Date of the Series A Shares the Company shall issue any Additional Ordinary Shares without consideration or for a consideration per share less than the Series A Original Purchase Price, then the Series A Conversion Price in effect shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such issue, plus the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of the Additional Ordinary Shares so issued would purchase at the Series A Conversion Price, and the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such issue plus the number of such Additional Ordinary Shares so issued. For the purposes of this subsection 21(a)(i), all Ordinary Shares issuable upon conversion of all outstanding Preferred Shares and the exercise and/or conversion of any other outstanding Ordinary Share Equivalents shall be deemed to be outstanding. In no event will any adjustment hereunder be made to the extent it would result in any additional shares being issued for an amount which is less than the par value of such shares.

(ii) No adjustment indicated under this subsection 21(a)(i) shall be made for:

(1)	the sale of shares of up to 8,527,494 Ordinary Shares issuable to employees, consultants and/or directors pursuant to a written incentive plan approved by each Investors’ Director, such number of Ordinary Shares subject to increase upon the approval of the Board of Directors and including all of the Investors’ Directors;

(2)	Ordinary Shares issued pursuant to a stock split or consolidation;

(3)	Ordinary Shares issued or issuable upon conversion of Preferred Shares; or

(4)	securities issuable or issued in connection with a public offering in which all the outstanding Preferred Shares are converted into Ordinary Shares.

(b) For the purpose of making any adjustment to the Series A Conversion Price or number of Ordinary Shares issuable upon conversion of the shares of the Applicable Series, as provided above:

(i) To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(ii) To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board of Directors including each of the Investors’ Directors, if any), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(iii) If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board of Directors including each of the Investors’ Directors, if any) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

(c) If at any time, or from time to time, the Company issues any Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares and the Effective Conversion Price of such Ordinary Share Equivalents is less than the Series A Conversion Price in effect immediately prior to such issuance, then, for purposes of calculating any adjustment with respect to the Series A Conversion Price at the time of such issuance the Company shall be deemed to have issued the maximum number of Additional Ordinary Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents and to have received in consideration for each Additional Ordinary Share deemed issued an amount equal to the Effective Conversion Price.

(i) In the event of any increase in the number of Ordinary Shares deliverable or any reduction in consideration payable upon exercise, conversion or exchange of any Ordinary Share Equivalent where the resulting Effective Conversion Price is less than the Series A Conversion Price of the Applicable Series at such date, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Price, shall be recomputed to reflect such change as if, at the time of issue for such Ordinary Share Equivalent, such Effective Conversion Price applied.

(ii) For any Ordinary Share Equivalent with respect to which the Series A Conversion Price has been adjusted under this subclause (c), no further adjustment of the Series A Conversion Price shall be made solely as a result of the actual issuance of Ordinary Shares upon the actual exercise or conversion of such Ordinary Share Equivalent.

(d) Performance-Based Adjustment to Series A Conversion Price

(i) Year 2 and Year 3 Adjustments. Subject to the following paragraph, if an anti-dilution adjustment is required pursuant to the matrix set forth in Annex A to these Articles (“Annex A”), then no later than five (5) Business Days following the date that the Company has received from its independent auditors, the audited financial statements for Year 2 and Year 3, as applicable, then the Series A Conversion Price shall be adjusted to reflect (i) the price per share that the holders of Series A Shares would have paid had the price per share of the Series A Shares been based upon the post-money equity ownership percentage of the Company (on a Fully-Diluted Basis) immediately following the Closing for Series A Shares, as determined pursuant to the matrix set forth in Annex A; and (ii) any other adjustments to the Series A Conversion Price after the Closing for Series A Shares which are otherwise applicable pursuant to Articles 20, 21 or other provisions of these Articles. Without limitation of Article 21, the Company shall deliver a certificate of adjustment to the holders of the Series A Shares within such five (5) Business Day period, which certificate shall set forth in reasonable detail the Company’s calculation of any adjustment to the Series A Conversion Price pursuant to the terms hereof. The holders of the Series A Shares shall have the right to review such statement and to discuss with the Company any purported discrepancies in the adjustment calculation. Any disputes in connection therewith shall be resolved pursuant to Section 11.12 of the Series A SPA. Notwithstanding the foregoing, in no event will the combined adjustments reflected in the matrix result in a Series A Conversion Price which would allow the holders of Series A Share receiving an ownership percentage of the Company in excess of 60% (on a Fully-Diluted Basis) if exercised immediately following the Closing for Series A Shares.

(ii) Combined Years 2/3 Adjustment. If the Combined Years 2/3 Milestone is not achieved, then the then prevailing Series A Conversion Price shall be adjusted to reflect (i) the price per share that the holders of the Series A Shares would have paid, had the price per share of the Series A Shares been based upon the post-money ownership percentage of the Company (on a Fully-Diluted Basis) immediately following the Closing for Series A Shares as determined pursuant to the following formula:

Combined Year 2/3 Adjusted Ownership Percentage = [(2 - (actual NPAT for Combined Year 2/3)/RMB81,100,000) x 0.3],

and (ii) any other adjustments to the Series A Conversion Price after the Closing for Series A Shares which are otherwise applicable pursuant to Articles 20, 21 or other provisions of these Articles. For the avoidance of doubt, the number “RMB81,100,000” used in the above formula reflects a predetermined adjustment to the Combined Year 2/3 Milestone for purposes of calculating the Combined Year 2/3 Adjusted Ownership Percentage.

(iii) In the event of an automatic conversion of the Series A Shares pursuant to these Articles during the period between (a) the end of Year 2 or Year 3, as applicable, and (b) the date that the Company has received from its independent auditors the audited financial statements for the applicable year, the performance adjustment in respect of the Series A Conversion Price set forth in this Article 21(d) shall continue to apply irrespective of the automatic conversion of the Series A Shares into Ordinary Shares, and the holders of such recently converted shares shall be entitled to receive such number of Additional Ordinary Shares, if any, as would have been issued had the financial statements been received, and the applicable performance adjustment set forth in this Article 2l(d), within five (5) Business Days following the Company’s receipt of such financial statements, been applied to the Series A Conversion Price prior to the automatic conversion.

(iv) In the event a Qualified Public Offering occurs at any time prior to June 30, 2010, notwithstanding any other provision of this Article 21(d), then the Series A Conversion Price shall be adjusted to reflect the price per share that the holders of Series A Shares would have paid as of the Closing for Series A Shares had the price per share of the Series A Shares been based upon the post-money equity ownership percentage of the Company (on a Fully-Diluted Basis) as of the date immediately prior to the consummation of the Qualified Public Offering, being:

Qualified Public Offering Prior to:	Series A Shares Equity Percentage
December 31, 2009	25.5%
March 31, 2010	26.0%
April 30, 2010	27.0%
May 31, 2010	29.5%
June 30, 2010	32.0%

(e) Repayment Obligation Adjustment to Series A Conversion Price.

(i) Adjustments Related to Company Acquisition of Regional Subfranchisor Equity Interests. Upon evidence of payment by the Company to Xinye pursuant to Section 8.2(i) of the Series A SPA, in a form reasonably satisfactory to the Investors, the then prevailing Series A Conversion Price shall be automatically reduced, concurrently with such payment, to a price (calculated to the nearest cent) determined by multiplying the then prevailing Series A Conversion Price by a fraction, the numerator of which shall be US$55,000,000 minus the Regional Subfranchisors Purchase Price (as defined in the Series A SPA), and the denominator of which shall be US$55,000,000. Upon repayment of the Regional Subfranchisors Purchase Price (as defined in the SPA), by way of repayment of the Regional Subfranchisors Loan Amount (as defined in the SPA) to IFM Beijing or otherwise as set forth in Section 8.2(ii) of the Series A SPA, the then prevailing Series A Conversion Price shall be automatically adjusted upward as if the downward conversion price adjustment in the prior sentence did not take effect. To the extent any amount needs to be converted into U.S. currency, such amount shall be calculated based on an exchange rate of US$1 = RMB8.11. In no event will any adjustment hereunder be made to the extent it would result in any additional shares being issued for an amount which is less than the par value of such shares.

(ii) Adjustments Related to Company Acquisition of Remaining Equity Interests of IFM Beijing. Upon evidence of payment by the Company to Xinye and Maxpro pursuant to Section 8.2(v) of the Series A SPA, in a form reasonably satisfactory to the Investors, the then prevailing Series A Conversion Price shall be automatically reduced, concurrently with such payment, to a price (calculated to the nearest cent) determined by multiplying the then prevailing Series A Conversion Price by a fraction, the numerator of which shall be US$55,000,000 minus the Remaining IFM Beijing Purchase Price (as defined in the Series A SPA), and the denominator of which shall be US$55,000,000.

Upon repayment of the Remaining IFM Beijing Purchase Price (as defined in the Series A SPA and excluding any consideration paid to the Investors), by way of repayment of the Xinye IFM Beijing Loan Amount (as defined in the Series A SPA) and the Maxpro Remaining IFM Beijing Loan Amount (as defined in the Series A SPA) to IFM Beijing or as otherwise set forth in Section 8.2(vi) of the Series A SPA, the then prevailing Series A Conversion Price shall be automatically adjusted upward as if the downward conversion price adjustment in the prior sentence did not take effect. To the extent any amount needs to be converted into U.S. currency, such amount shall be calculated based on an exchange rate of US$1 = RMB8.11. In no event will any adjustment hereunder be made to the extent it would result in any additional shares being issued for an amount which is less than the par value of such shares.

21A. Special Adjustment to the Series B Conversion Price.

(a) Series B Conversion Price Adjustments of Preferred Shares for Certain Dilutive Issuances. The Series B Conversion Price shall be subject to adjustment from time to time as follows:

(i) Adjustment of Series B Conversion Price Upon Issuance of Shares Below Original Purchase Price. In the event that any time after the Original Issue Date of the Series B Shares the Company shall issue any Additional Ordinary Shares without consideration or for a consideration per share less than the Series B Original Purchase Price, then the Series B Conversion Price in effect shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series B Conversion Price by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such issue, plus the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of the Additional Ordinary Shares so issued would purchase at the Series B Conversion Price, and the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such issue plus the number of such Additional Ordinary Shares so issued. For the purposes of this subsection 21(a)(a)(i), all Ordinary Shares issuable upon conversion of all outstanding Preferred Shares and the exercise and/or conversion of any other outstanding Ordinary Share Equivalents shall be deemed to be outstanding. In no event will any adjustment hereunder be made to the extent it would result in any additional shares being issued for an amount which is less than the par value of such shares.

(ii) No adjustment indicated under this subsection 21A(a)(a)(i) shall be made for:

(1)	the sale of shares of up to 8,527,494 Ordinary Shares issuable to employees, consultants and/or directors pursuant to a written incentive plan approved by each Investors’ Director, such number of Ordinary Shares subject to increase upon the approval of the Board of Directors including all of the Investors’ Directors;

(2)	Ordinary Shares issued pursuant to a stock split or consolidation;

(3)	Ordinary Shares issued or issuable upon conversion of Preferred Shares; or

(4)	securities issuable or issued in connection with a public offering in which all the outstanding Preferred Shares are converted into Ordinary Shares.

(b) For the purpose of making any adjustment to the Series B Conversion Price or number of Ordinary Shares issuable upon conversion of the shares of the Series B Shares, as provided above:

(i) To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(ii) To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board of Directors including each of the Investors’ Directors, if any), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(iii) If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board of Directors including each of the Investors’ Directors, if any) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

(c) If at any time, or from time to time, the Company issues any Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares and the Effective Conversion Price of such Ordinary Share Equivalents is less than then prevailing Series B Conversion Price, then, for purposes of calculating any adjustment with respect to the Series B Conversion Price at the time of such issuance the Company shall be deemed to have issued the maximum number of Additional Ordinary Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents and to have received in consideration for each Additional Ordinary Share deemed issued an amount equal to the Effective Conversion Price.

(i) In the event of any increase in the number of Ordinary Shares deliverable or any reduction in consideration payable upon exercise, conversion or exchange of any Ordinary Share Equivalent where the resulting Effective Conversion Price is less than the then prevailing Series B Conversion Price, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series B Conversion Price, shall be recomputed to reflect such change as if, at the time of issue for such Ordinary Share Equivalent, such Effective Conversion Price applied.

(ii) For any Ordinary Share Equivalent with respect to which the Series B Conversion Price has been adjusted under this subclause (c), no further adjustment of the Series B Conversion Price shall be made solely as a result of the actual issuance of Ordinary Shares upon the actual exercise or conversion of such Ordinary Share Equivalent.

(d) If the Series A Share Conversion Price is adjusted pursuant to Article 21(d), concurrently with such adjustment to the Series A Share Conversion Price, the then prevailing Series B Share Conversion Price shall be adjusted to reflect (i) the price per share that the holders of Series B Shares purchased pursuant to the Series B SPA and the Additional Series B SPA would have paid had the price per share of the Series B Shares been based upon the post-money equity ownership percentage of the Company (on a Fully-Diluted Basis) immediately following the Closing for such Series B Shares being 17.39% and 1.00% respectively (ii) to the extent that such adjustments have not previously been made, any other adjustments to the Series B Conversion Price after the Closing for Series B Shares that are otherwise applicable pursuant to Articles 20, 21A or other provisions of these Articles. Without limitation of Article 21, the Company shall deliver a certificate of adjustment to the holders of the Series B Shares within such five (5) Business Day period, which certificate shall set forth in reasonable detail the Company’s calculation of any adjustment to the Series B Conversion Price pursuant to the terms hereof. The holders of the Series B Shares shall have the right to review such statement and to discuss with the Company any purported discrepancies in the adjustment calculation. Any disputes in connection therewith shall be resolved pursuant to Section 11.13 of the Series B SPA.

(e) If the Series A Share Conversion Price is adjusted pursuant to Article 21(e), the then prevailing Series B Share Conversion Price shall be adjusted so that the Series B Shares shall be convertible into such number of Ordinary Shares representing the same percentage of the Company (on a Fully-Diluted Basis) as the Series B Shares would have been convertible into immediately prior to the adjustment to the Series A Conversion Price pursuant to Article 2l(e).

22. The Company shall not, by amendment of its Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but rather shall at all times in good faith assist in the carrying out of all the provisions of Articles 20 - 28 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Shares against impairment.

23. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to these Articles, the Company at its expense shall promptly (and in any event within five (5) Business Days) compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall further, upon the written request at any time of any holder of Preferred Shares, promptly (and in any event within five (5) Business Days) furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Shares as of the date the written request was received.

24. Other Dilative Events. In case any event shall occur as to which the other provisions of these Articles 20-28 are not strictly applicable, but the failure to make any adjustment to the Conversion Price would not fairly protect the conversion rights of the Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in these Articles 20-28, necessary to preserve, without dilution, the conversion rights of the Preferred Shares.

25. Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to the Conversion Price or the number or character of the Preferred Shares as set forth herein, the Company shall give notice to the holders of the Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

26. Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

27. Notices. Any notice required or permitted pursuant to these Articles 20-28 shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to each holder of record at the address of such holder appearing on the books of the Company. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

28. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which the Preferred Shares so converted were registered.

Commission on Sale of Shares

29. The Company shall not pay a commission to any person in consideration of his subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares of the Company. The Company may on any issue of shares pay such brokerage as may be lawful.

Nonrecognition of Trusts

30. No person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof), any equitable, contingent, future or partial interest in any share, or any interest in any fractional part of a share or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share, except an absolute right to the entirety thereof in the registered holder.

Registration of Empowering Instruments

31. The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney or other instrument.

Transmission of Shares

32. In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

33. (a) Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b) If the person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

34. A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; provided, however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within ninety (90) days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

Amendment of Memorandum of Association,

Change of Location of Registered Office and Alteration of Capital

35. (a) Subject to and insofar as permitted by the provisions of the Statute and these Articles (including without limitation Articles 11 and 12), the Company may from time to time by ordinary resolution alter or amend its Memorandum of Association otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:

(i) increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe, and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii) by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value; or

(iv) cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

(b) All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c) Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d) Subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e) Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

Closing Register of Members or Fixing Record Date

36. For the purpose of determining members entitled to notice of or to vote at any meeting of members or any adjournment thereof, or members entitled to receive payment of any dividend, or in order to make a determination of members for any other proper purpose, the Directors of the Company may provide that the register of members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days. If the register of members shall be so closed for the purpose of determining members entitled to notice of or to vote at a meeting of members such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of members.

37. In lieu of or apart from closing the register of members, the Directors may fix in advance a date as the record date for such determination of members entitled to notice of or to vote at a meeting of the members and for the purpose of determining the members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

38. If the register of members is not so closed and no record date is fixed for the determination of the members entitled to notice of or to vote at a meeting of members or members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of members. When a determination of members entitled to vote at any meeting of members has been made as provided in this section, such determination shall apply to any adjournment thereof.

General Meeting

39. (a) Subject to paragraph (c) hereof, the Company shall within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office of the Company on the second Wednesday in December of each year at ten o’clock in the morning.

(b) At these meetings the report of the Directors (if any) shall be presented.

(c) If the Company is exempted as defined in the Statute it may but shall not be obligated to hold an annual general meeting.

40. The Directors may, whenever they think fit, and they shall on the requisition of Members of the Company, holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(a) The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company, and may consist of several documents in like form, each signed by one or more requisitionists.

(b) If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition, duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

(c) A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

Notice of General Meetings

41. At least five (5) days’ notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given, and of the day for which it is given, and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned, or in such other manner, if any, as may be prescribed by the Company; provided, that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the preceding Article have been complied with, be deemed to have been duly convened if it is so agreed:

(a) In the case of a general meeting called as an annual general meeting by all the members entitled to attend and vote thereat or their proxies; and

(b) in the case of any other general meeting by a majority in number of the members having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five per cent (75%) in nominal value or in the case of shares without nominal value or par value seventy-five per cent (75%) of the shares in issue, or their proxies.

42. The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

Proceedings at General Meetings

43. No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; three (3) members present in person or by proxy (including in each case among the members present, at least one representative of the Series A Shares and one representative of the Series B Shares) shall be quorum provided always that if the Company has one shareholder or record the quorum shall be one (1) Member present in person or by proxy.

44. A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid as if the same had been passed at a general meeting of the Company duly convened and held.

45. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and if in any other case it shall stand adjourned to the same day in the next week at the same time and place, or to such other time or such other place as the directors may determine; and, if at the adjourned meeting, a quorum is not present in person or by proxy within half an hour from the time appointed for the meeting, the Members present in person or by proxy shall be deemed a quorum.

46. The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

47. If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

48. The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the holders, present in person or by proxy, of a majority of the shares held by Members present at that meeting in person or by proxy, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

49. At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other member present or by proxy.

49A. Subject to the applicable laws of the Cayman Islands and these Articles, any question posed for consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Articles and in the case of an equality of votes the resolution shall fail.

50. Unless a poll so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

51. The demand for a poll may be withdrawn.

Votes of Members

52. Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a poll, every Member present in person or by proxy shall be entitled to one vote in respect of each Ordinary Share held by him, and, in the case of each Preferred Share held by him, to that many votes to which he would be entitled, if he converted such Preferred Shares into Ordinary Shares in accordance with the provisions of these Articles on the record date in respect of the Meeting at which the poll is taken, or, if no record date is established, the date the poll was taken.

53. In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose, seniority shall be determined by the order in which the names stand in the register of Members.

54. A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote on a poll by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

55. No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting.

56. No objection shall be raised to the qualification of any voter, except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

57. On a poll, votes may be given either personally or by proxy.

58. The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum at any meeting or adjournment thereof shall be one (1) person holding or representing by proxy a majority of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

Record Dates

59. For purposes of determining the Members entitled to notice of any meeting or to vote thereat or entitled to give written consent without a meeting, the Board of Directors may fix, in advance, a record date, which shall not be more than 20 days nor less than 10 days before the date of any such meeting, nor more than 10 days before any such action without a meeting, and in such event only shareholders of record on the date so fixed are entitled to notice and to vote or to give consents, as the case may be, notwithstanding the registration of any transfer of any shares.

60. If the Board of Directors does not so fix a record date:

(a) the record date for determining Members entitled to notice of or to vote at any general meeting shall be at the close of business on the Business Day next preceding the day on which notice is given or, if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held; and

(b) the record date for determining members entitled to give written consent without a meeting, (i) when no prior action by the Board of Directors has been taken, shall be the day on which the first written consent is given, or (ii) when prior action by the Board of Directors has been taken, shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to that action, or the sixtieth (60th) day before the date of such other action, whichever is later.

61. For the purposes of determining the Members entitled to receive payment of any dividend or other distribution or allotment of any rights or the Members entitled to exercise any rights in respect of any other lawful action (other than as provided above), the Board of Directors may fix, in advance, a record date, which shall not be more than 10 days before any such action. In that case, only Members of record at the close of business on the date so fixed are entitled to receive the dividend, distribution or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Company after the record date so fixed. If the Board of Directors does not so fix a record date, then the record date for determining Members for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the applicable resolution or the fifth day before the date of that action, whichever is later.

Proxies

62. The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

63. The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting, provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

64. The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) the person who executed the proxy revokes it prior to the time of voting by delivering a notice in writing to the Company stating that the proxy is revoked or by executing a subsequent proxy and presenting it to the meeting or by voting in person at the meeting, or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Company before the vote pursuant to which that proxy is counted; provided, however, that no proxy shall be valid after the expiration of 60 days from the date of the proxy, unless otherwise provided in the proxy.

65. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy is executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

66. Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the persons so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

67. Shares of its own capital belonging to the Company and held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

Inspectors of Election

68. Before any meeting of the Members, the Board of Directors may appoint an inspector or inspectors of election to act at the meeting or its adjournment. If no inspector of election is so appointed, then the chairman of the meeting may, and on the request of any Member or a Member’s proxy shall, appoint an inspector or inspectors of election to act at the meeting. The number of inspectors shall be either one or three. If inspectors are appointed at a meeting pursuant to the request of one or more Members or proxies, then the holders of a majority of shares or their proxies present at the meeting shall determine whether one or three inspectors are to be appointed. If any person appointed as inspector fails to appear or fails or refuses to act, then the chairman of the meeting may, and upon the request of any Member or a Member proxy, shall, appoint a person to fill that vacancy.

Such inspectors shall:

(a) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies;

(b) receive votes, ballot or consents;

(c) hear and determine all challenges and questions in any way arising in connection with the right to vote;

(d) count and tabulate all votes or consents;

(e) determine when the polls shall close;

(f) determine the result; and

(g) do any other acts that may be proper to conduct the election or vote with fairness to all Members.

Directors

69. (a) There shall be a Board of Directors consisting of seven (7) Directors.

(b) Notwithstanding the foregoing, the holders of a majority of the outstanding Ordinary Shares, voting as a separate class, shall be entitled to elect four (4) Directors of the Company (the “Ordinary Share Directors”), one of whom shall be the Company’s chief executive officer. In the case of any vacancy in any office of the Ordinary Share Directors, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the holders of a majority of the outstanding Ordinary Shares, given at a special meeting of such holders duly called or by an action by written consent for that purpose or, in the absence of action by such holders, by action of the remaining Directors as provided in Article 101. Each of the Ordinary Share Directors may be removed from the Board of Directors during such director’s term of office, either for or without cause by, and only by, the affirmative vote of the holders of a majority of the outstanding Ordinary Shares, given at a special meeting of the members duly called or by an action by written consent for that purpose. In addition to the requirements of the Statute with respect to the amendment of these Articles, the provisions of this Article 69 may not be modified, amended, waived or terminated without the written consent or affirmative vote of holders of a majority of the outstanding Ordinary Shares, voting as a separate class.

(c) For so long as any Series A Shares remain outstanding, the holders of a majority of the outstanding Series A Shares, voting as a separate class, shall be entitled to elect two (2) Directors of the Company (the “Series A Directors”). In the case of any vacancy in the office of a Series A Director, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the holders of at least a majority of the outstanding Series A Shares, given at a special meeting of such holders duly called or with the consent in writing of holders of at least a majority of the outstanding Series A Shares for that purpose or, in the absence of action by such holders, by action of the remaining Directors as provided in Article 101. Each of the Series A Directors may be removed from the Board of Directors during such director’s term of office, either for or without cause by, and only by, the affirmative vote of the holders of at least a majority of the outstanding Series A Shares, given at a special meeting of the members duly called or with the consent in writing of holders of at least a majority of the outstanding Series A Shares for that purpose. In addition to the requirements of the Statute with respect to the amendment of these Articles, the provisions of this Article 69 may not be modified, amended, waived or terminated without the written consent or affirmative vote of holders of at least a majority of the outstanding Series A Shares, voting as a separate class.

(d) For so long as any Series B Shares remain outstanding, the holders of a majority of the outstanding Series B Shares, voting as a separate class, shall be entitled to elect one (1) Director of the Company (the “Series B Director”). In the case of any vacancy in the office of a Series B Director, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the holders of at least a majority of the outstanding Series B Shares, given at a special meeting of such holders duly called or with the consent in writing of holders of at least a majority of the outstanding Series B Shares for that purpose or, in the absence of action by such holders, by action of the remaining Directors as provided in Article 101. The Series B Director may be removed from the Board of Directors during such director’s term of office, either for or without cause by, and only by, the affirmative vote of the holders of at least a majority of the outstanding Series B Shares, given at a special meeting of the members duly called or with the consent in writing of holders of at least a majority of the outstanding Series B Shares for that purpose. In addition to the requirements of the Statute with respect to the amendment of these Articles, the provisions of this Article 69 may not be modified, amended, waived or terminated without the written consent or affirmative vote of holders of at least a majority of the outstanding Series B Shares, voting as a separate class.

(e) From such time as no Series A Shares remain outstanding, for so long as GS continues to hold at least five percent (5%) of the outstanding capital stock of the Company, GS shall be entitled to elect one (1) Director. From such time as no Series B Shares remain outstanding, for so long as GL continues to hold at least five percent (5%) of the outstanding capital stock of the Company, GL shall be entitled to elect one (1) Director. The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

70. The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

71. A Director or Alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

72. A Director or Alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

73. A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed, no qualification shall be required.

74. A Director or Alternate Director of the Company may be or become a director or other officer of or otherwise interested in any corporation promoted by the Company, or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

75. No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided, however, that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

76. A general notice that a Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under the preceding Article and, after such genera! notice, it shall not be necessary to give special notice relating to any particular transaction.

Alternate Directors

77. Subject to the exception contained in these Articles about Managing Directors, a Director who expects to be unable to attend Directors’ Meetings because of absence, illness, or otherwise may appoint any person to be an Alternate Director to act in his stead and such appointee whilst he holds office as an Alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the Alternate Director were the appointor, other than appointment of an Alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

Powers and Duties of Directors

78. The business of the Company shall be managed by the Directors who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting; provided, however, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

79. The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

80. All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

81. The Directors shall cause minutes to be made in books provided for the purpose:

(a) of all appointments of officers made by the Directors;

(b) of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors; or

(c) of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

82. The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

83. The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities, whether outright or as security for any debt, liability or obligation of the Company or of any third party.

Management

84. The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three (3) next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(a) The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(b) The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them, to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(c) Any such delegates as aforesaid may be authorized by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

Managing Directors

85. The Directors may, from time to time, appoint one or more of their body to the office of Managing Director (by not an Alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no Alternate Director appointed by him can act in his stead as a Director or Managing Director.

86. The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

Proceedings of Directors

87. Except as otherwise provided by these Articles, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors and Alternate Directors present at a meeting at which there is a quorum, the vote of an Alternate Director not being counted if his appointor be present at such meeting. In case of an equality of votes, the Chairman shall have a second or casting vote.

A Director or Alternate Director may, and the Secretary on the requisition of a Director or Alternate Director shall, at any time summon a meeting of the Directors by at least two days’ notice in writing to every Director and Alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their Alternates) either at, before or after the meeting is held and PROVIDED FURTHER if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be. The provisions on Notice of General Meetings shall apply mutatis mutandis with respect to notices of meetings of Directors.

88. The quorum necessary for the transaction of the business of the Directors shall be at least majority of the total number of Directors then in office and shall include at least the Series A Directors and the Series B Director. For the purposes of this Article an Alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present. If that quorum is not present within 30 minutes from the time when the meeting should have begun or if during the meeting there is no longer a quorum, the meeting shall be adjourned no later than two (2) Business Days from the originally called meeting and at that second adjourned meeting, if a quorum is still not present, a third meeting shall be adjourned no later than two (2) Business Days from the second adjourned meeting. At such third adjourned meeting, a majority of the Directors then in office (or their Alternates) and present shall constitute a quorum. If the Series A Directors or the Series B (or their Alternates) are unable to attend the Board meeting in person, they (or their Alternates) will be allowed to attend by teleconference.

89. The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

90. The Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within thirty minutes after the time appointed for holding the meeting the Directors present may choose one of their number to be Chairman of the meeting.

91. The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Director in the absence of their appointers) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

92. A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote.

93. All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an Alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or Alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or Alternate Director as the case may be.

94. Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

95. (a) A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b) The provisions of Articles 62 to 66 shall mutatis mutandis apply to the appointment of proxies by Directors.

Resignations and Vacancies

96. The office of a Director shall be vacated:

(a) If he gives notice in writing to the Company that he resigns the office of Director;

(b) If he absents himself (without being represented by proxy or an Alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c) If he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d) If he is found a lunatic or becomes of unsound mind.

97. Any Director may resign effective on giving written notice to the Board of Directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a Director is effective at a future time, the Members or the Board of Directors may elect a successor to take office when the resignation becomes effective, in accordance with Articles 98 and 100.

98. Vacancies in the Board of Directors shall be filled by the vote of the holders of that class or series of shares originally entitled to elect the Director (in accordance with Article 69) whose absence or resignation created such vacancy.

99. A vacancy or vacancies in the Board of Directors shall be deemed to exist (i) in the event of the death, resignation or removal of any Director, (ii) if the Board of Directors by resolution declares vacant the office of a Director who has been declared of unsound mind by an order of court or convicted of a criminal offense punishable by imprisonment, (iii) if the authorized number of Directors is increased, or (v) if the Members fail, at any meeting of members at which any Director or Directors are elected, to elect the number of Directors to be elected at that meeting. Upon any vacancy arising as a result of paragraph (i) or (ii) above the Director concerned shall cease to be a Director.

100. The Directors shall have power from time to time to appoint any person to be a Director at any time to fill any vacancy or vacancies not filled by the vote of the relevant Members in accordance with Article 98. Each Director so elected shall hold office until the next annual meeting of the Members or until a successor has been elected and qualified.

Presumption of Assent

101. A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

Seal

102. (a) The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

(b) The Company may have for use in any place or places outside the Cayman Islands, a duplicate seal or seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c) A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

Officers

103. The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

Dividends

104. Each Preferred Share and Ordinary Share shall have the right to receive dividends and shall carry the following rights to dividends:

Subject to the Statute, the Directors may from time to time declare dividends (including interim dividends) and distributions on the Preferred Shares or Ordinary Shares outstanding if the Company authorizes payment of the same out of the funds of the Company lawfully available therefor. Notwithstanding any provision in these Articles to the contrary, dividends shall accrue on the Preferred Shares as follows:

(a) The holders of the outstanding Preferred Shares shall be entitled to receive, out of any funds legally available therefor, non-cumulative dividends at the simple rate of 8% of the Original Purchase Price for the Applicable Series of the Preferred Shares (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per annum for each Preferred Share held by such holder, payable if, as and when declared by the Company’s Board of Directors.

(b) No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Company, with respect to any other class or series of shares of the Company, unless and until dividends in like amount have been paid in full on the Preferred Shares or declared and set apart for payment.

(c) In the event the Company shall declare a dividend or similar distribution to the holders of Ordinary Shares (other than a distribution described Article 126), then, in each such case, the holders of Preferred Shares shall be entitled to a proportionate share of any such dividend or distribution as though the holders of Preferred Shares were holders of the number of Ordinary Shares into which their Preferred Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution.

105. Without prejudice and in addition to Article 104, in the event of a sale of all or substantially all of the assets of the Company, a merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity, or a merger or consolidation for purposes of reincorporating into another domicile) or a transfer (whether by merger, reorganization or other transaction) in which 50% of the outstanding voting power of the Company is transferred, the Directors may declare a dividend on the Preferred Shares or Ordinary Shares in accordance with Articles 126 and 127.

106. All dividends declared shall be declared payable to the holders thereof registered on the record date specified by the Directors at the time such dividends are declared.

107. The Directors may, before declaring any dividends, or distributions set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

108. No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealised or out of the share premium account or as otherwise permitted by the Statute.

109. The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

110. The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

111. Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

112. No dividend shall bear interest against the Company.

Capitalization

113. The Company may upon the recommendation of the Directors by ordinary resolution authorize the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit or profit and loan amount or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares (not being redeemable shares) for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions. The Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

Books of Account

114. The Directors shall cause proper books of account to be kept with respect to:

(a) all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes places;

(b) all sales and purchases of goods by the Company; and

(c) the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

115. The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being Directors and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Directors or by the Company in general meeting.

116. The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

Audit

117. The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

118. The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

119. Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

120. Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

Notices

121. Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, electronic messaging, facsimile transmission or telex or express courier service to him or to his address as shown in the register of Members or, when notice is given by electronic messaging, by sending it to the e-mail address provided by such Member, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

122. (a) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty hours after the letter containing the same is posted as aforesaid.

(b) Where a notice is sent by cable, telex or telecopy service of the notice shall be deemed to be effected by properly addressing and sending such notice through a transmitting organization, and to have been effected on the day the same is sent as aforesaid.

123. A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

124. A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

125. Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a) every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b) every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

Liquidation Rights

126. Liquidation Preferences. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”):

(a) Before any distribution or payment shall be made to the holders of any Ordinary Shares, each holder of Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to one hundred and fifteen percent (115%) of (i) the Series A Original Purchase Price (in the case of a holder of Series A Shares) and (ii) the Series B Original Purchase Price (in the case of a holder of Series B Shares) (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Preferred Share then held by such holder (the “Liquidation Preference”). If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Preferred Shares, then such assets shall be distributed among the holders of Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(b) After distribution or payment in full of the amount distributable or payable on the Preferred Shares pursuant to Article 126(a), the remaining assets of the Company available for distribution to members shall be distributed ratably among the holders of the then outstanding Preferred Shares on an as-converted basis, together with the holders of the then outstanding Ordinary Shares.

(c) For the purpose of this Article, in the event the outstanding Series A Shares shall be subdivided (by share split, or otherwise), into a greater number of Series A Shares, the Series A Original Purchase Price for each class of Series A Shares then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Series A Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Series A Shares, the Series A Original Purchase Price for each class of Series A Shares then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. In the event the outstanding Series B Shares shall be subdivided (by share split, or otherwise), into a greater number of Series B Shares, the Series B Original Purchase Price for each class of Series B Shares then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Series B Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Series B Shares, the Series B Original Purchase Price for each class of Series B Shares then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

127. Liquidation on Sale or Merger. The following events shall be treated as a Liquidation Event pursuant to Article 126 unless waived by the holders of at least a Preferred Share Percentage of the outstanding Preferred Shares, voting together as a single group on an as-converted basis:

(a) any consolidation, amalgamation or merger of the Company with or into any other Person or other corporate reorganization, in which the members of the Company immediately prior to such consolidation, amalgamation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger, amalgamation or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, but excluding any transaction effected solely for tax purposes or to change the Company’s domicile; or

(b) a sale, lease or other disposition of all or substantially all of the assets of the Company; and upon any such event, any proceeds resulting to the shareholders of the Company therefrom shall be distributed in accordance with the terms of Article 126.

(c) In any of such events, if the consideration received by the Company is other than cash, the value of such non-cash consideration will be deemed its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1)	If traded on a securities exchange or through the Nasdaq Global or Global Select Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

(2)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3)	If there is no active public market, the value shall be the fair market value thereof, as determined in by the Board of Directors acting in good faith.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined pursuant to subparagraphs (1), (2) and (3) above to reflect the approximate fair market value thereof, as determined by the Board of Directors.

(d) Written notice of any liquidation, dissolution or winding up, including any transaction deemed to be such an action under Article 127, stating a record date or date on which a record shall be taken with respect to an event as described in Article 127 shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than twenty (20) days prior to the record date stated therein, to the holders of record of Preferred Shares, such notice to be addressed to each such holder at its address as shown by the records of the Company. The notice period set forth in this Article 127(d) may be shortened (but not to less than ten (10) days) by the vote or written consent of holders of at least a Preferred Share Percentage of the outstanding Preferred Shares, voting together as a single class.

Indemnity

128. Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles) or officer for the time being and from time to time of the Company (but not including the Company’s auditors) and their heirs, executors, administrators and personal representatives shall be indemnified and secured harmless, to the maximum extent permitted by law, out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in or about the conduct of the Company’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. No such Director, alternate Director, or officer of the Company (but not including the Company’s auditors) shall be liable (a) for the acts, receipts, neglects, defaults or omissions of any other such Director, officer or agent of the Company or (b) for any loss on account of defect of title to any property of the Company or (c) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (d) for any loss incurred through any bank, broker or other similar person or (e) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his part or (f) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his office or in relation thereto, unless the same shall happen through his own dishonesty or willful default.

Fiscal Year

129. Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on 1st January in each year.

Amendments of Articles and Memorandum of Association

130. Subject to the Statute and these Articles (including without limitation Articles 11 and 12), the Company may at any time and from time to time by Special Resolution alter or amend these Articles or the Company’s Memorandum of Association, in whole or in part; provided that if such amendment has a negative material impact on the rights and privileges accruing to the Preferred Shares held by any holder of Preferred Shares and such impact is disproportionate to any negative material impact on the other holders of Preferred Shares, the approval of such disproportionately affected holder of Preferred Shares will be required.

Transfer by Way of Continuation

131. If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

ANNEX A

Anti-Dilution Adjustments Matrix in respect of the Series A Shares

	Year 2 Milestone	Year 3 Milestone	Combined Years 2/3 Milestone
Achievement of Milestone?/Resulting Series A Shares Ownership Percentage	Yes = 35%	Yes = 30%	Yes = 30%
Achievement of Milestone?/Resulting Series A Shares Ownership Percentage	Yes = 35%	No = 35%	Yes = 30%
Achievement of Milestone?/Resulting Series A Shares Ownership Percentage	Yes = 35%	No = 35%	No = Combined Year 2/3 Adjusted Ownership Percentage
Achievement of Milestone?/Resulting Series A Shares Ownership Percentage	No = 40%	Yes = 35%	Yes = 30%
Achievement of Milestone?/Resulting Series A Shares Ownership Percentage	No = 40%	Yes = 35%	No = Combined Year 2/3 Adjusted Ownership Percentage
Achievement of Milestone?/Resulting Series A Shares Ownership Percentage	No = 40%	No = 40%	No = Combined Year 2/3 Adjusted Ownership Percentage